Stockholder contact:	Gary Terpening
212-850-1533
gary.a.terpening@ampf.com

Media contact:	Steven Connolly
612-671-4146
steven.x.connolly@ampf.com

BOARD MEMBERS OF COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND

ELECT NEW DIRECTOR TO BOARD WHO WILL SERVE AS ITS NEW CHAIR

BOSTON, MA, November 20, 2013 — The Board of Directors (the Board) of Columbia Seligman Premium Technology Growth Fund, Inc. (the Fund) (NYSE: STK) today held a meeting (the Meeting) at which its members considered and, thereafter, unanimously elected William P. Carmichael to the Fund’s Board. Mr. Carmichael’s service with the Board will commence on January 1, 2014, at which time he will serve as chairman of the Board, per action at the Meeting by the Board’s existing members. He will also serve on the Board’s Governance Committee, Compliance Committee, Contracts Committee, Executive Committee and Investment Review Committee. Mr. Stephen R. Lewis, Jr., the Board’s current chairman, is retiring from his service as chairman of the boards of all of the Columbia Funds, including the Fund, effective January 1, 2014. Thereafter, he will continue to serve as a member of the Board, subject to his re-election by the Fund’s stockholders at their next annual meeting. Also effective January 1, 2014, Mr. Carmichael will commence service as chairman of the board of certain open-end Columbia funds.

Mr. Carmichael has, since 2003, served on the board of trustees of certain other funds in the Columbia Family of Funds, of which the Fund is a part. Mr. Carmichael has agreed to stand for election by stockholders at the Fund’s 2014 Annual Meeting of Stockholders. Below is a biography relating to present and past (within 5 years) directorships/trusteeships held by Mr. Carmichael.

In addition to his service as trustee to certain of the funds in the Columbia Family of Funds, Mr. Carmichael is a director of Cobra Electronics Corporation (electronic equipment manufacturer), The Finish Line (athletic shoes and apparel) and International Textile Corp. He is a former trustee of Bank of America Funds Series Trust, and a former director of McMoRan Exploration Company (oil and gas exploration and development), Spectrum Brands, Inc. (consumer products) and Simmons Company (bedding).

Important Disclosures:

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiamanagement.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

The market prices of technology and technology-related stocks tend to exhibit a greater degree of market risk and price volatility than other types of investments. These stocks may fall in and out of favor with investors rapidly, which may cause sudden selling and dramatically lower market prices. These stocks also may be affected adversely by changes in technology, consumer and business purchasing patterns, government regulation and/or obsolete products or services. Technology and technology-related companies are often smaller and less experienced companies and may be subject to greater risks than larger companies, such as limited product lines, markets and financial and managerial resources. These risks may be heightened for technology companies in foreign markets.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

The Fund’s use of derivatives introduces risks possibly greater than the risks associated with investing directly in the investments underlying the derivatives. A relatively small price movement in an underlying investment may result in a substantial gain or loss.

The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. The Fund’s investment policy of investing in technology and technology-related companies and writing call options involves a high degree of risk.

There is no assurance that the Fund will meet its investment objectives or that distributions will be made. You could lose some or all of your investment. In addition, closed-end funds frequently trade at a discount to their net asset values, which may increase your risk of loss.

Columbia Seligman Premium Technology Growth Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Past performance does not guarantee future results.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

© 2013 Columbia Management Investment Advisers, LLC. All rights reserved.